UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 11, 2013

Avanir Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15803	33-0314804
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Enterprise, Suite 200, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 389-6700

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2013, Avanir Pharmaceuticals, Inc. (the “Company”) announced that Corinne Nevinny would be appointed a Class I director effective March 11, 2013, to serve until the expiration of her term at the 2014 annual meeting of stockholders. Concurrent with Ms. Nevinny’s appointment, the size of the Board was fixed at seven directors, consisting of two Class I directors, two Class II directors and three Class III directors. In connection with her appointment to the Board of Directors, Ms. Nevinny was also appointed as a member of each of the Audit Committee and Compensation Committee.

Currently Ms. Nevinny is General Partner of LMNVC LLC, a privately held venture firm, a position she has held since October 2010. From September 2009 to August 2010, Ms. Nevinny served as General Manager, Cardiac Surgery and Vascular, at Edwards Lifesciences Corporation, a leading cardiovascular technology company. Prior to assuming that position, she was President of Global Operations from December 2005 until September 2009. Ms. Nevinny served as Corporate Vice President, Chief Financial Officer and Treasurer of Edwards Lifesciences Corporation from March 2003 until December 2005. From 1998 until 2003, Ms. Nevinny was Vice President and Chief Financial Officer of Tularik, Inc, a biotechnology company. From 1996 until 1998, Ms. Nevinny was Executive Director for the health care group at Warburg Dillon Read LLC, an investment bank. Ms. Nevinny also serves on the Board of Directors of Onyx Pharmaceuticals, Inc. and Neurocrine Biosciences, Inc., both of which are biopharmaceutical companies, as well as three private companies. Ms. Nevinny received her undergraduate degree from Stanford University and her M.B.A. from Harvard Business School.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2013	Avanir Pharmaceuticals, Inc.

	By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Vice President, Finance